Exhibit 99.1

News

Contacts
Media:
Sheryl Williams
610-738-6493
swilliam@cephalon.com

Investors:
Robert (Chip) Merritt
610-738-6376
cmerritt@cephalon.com

For Immediate Release

Cephalon Announces Plans for Phase III Anxiety Program

For GABITRIL in 2004

Results in Phase II Generalized Anxiety Disorder Study

Show Efficacy Signal and Suggest Rapid Onset of Effect

West Chester, PA – April 13, 2004 – Cephalon, Inc. (Nasdaq: CEPH) today announced that it will initiate a Phase III clinical program in the second half of 2004 evaluating GABITRIL® (tiagabine hydrochloride) for the treatment of anxiety disorders. The decision to move forward with a pivotal clinical research program is based on data the company obtained from a recently completed Phase II clinical study in adults with Generalized Anxiety Disorder (GAD).  The results from this study confirm pilot clinical studies completed in 2003 using GABITRIL for the treatment of anxiety.

This eight-week, double-blind, randomized, multi-center, placebo-controlled Phase II study with a flexible-dose design included 260 adult patients with GAD.  The study was designed to determine the dose, time of onset and magnitude of GABITRIL’s effect in GAD.

“Statistically significant improvements were seen at several time points, including at week one, in patients receiving GABITRIL, versus those receiving placebo, as measured by the Hamilton Anxiety Scale (HAM-A),” said Dr. Paul Blake, MB, FRCP, Senior Vice President of Clinical Research and Regulatory Affairs at Cephalon.  “In addition, this Phase II study suggested that GABITRIL may have a favorable tolerability profile, as sexual dysfunction, changes in body weight and discontinuation syndrome were not observed.”

“Based on the results of this study, we can now move forward with confidence to design and initiate a Phase III clinical program in anxiety,” Blake added.

The Phase II clinical trial data in GAD will be discussed during Cephalon’s live webcast of its analyst meeting at Noon EDT on Tuesday, April 13, 2004.  To access the live webcast, including any presentation materials, visit the Investor Relations section at www.cephalon.com. A replay of the webcast will be available online until April 26th.

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Generalized Anxiety Disorder

According to the National Institute of Mental Health (NIMH), Generalized Anxiety Disorder is characterized by chronic, exaggerated worry and tension that is unfounded or much more severe than the normal anxiety most people experience. People with this disorder usually expect the worst; they worry excessively about money, health, family, or work, even when there are no signs of trouble. They are unable to relax and often suffer from insomnia. Many people with GAD also have physical symptoms, such as fatigue, trembling, muscle tension, headaches, irritability or hot flashes. According to NIMH, about 2.8 percent of U.S. adults have been diagnosed with Generalized Anxiety Disorder.

GABITRIL

GABITRIL is a selective GABA-reuptake inhibitor (SGRI), which selectively inhibits the reuptake of gamma aminobutyric acid (GABA), thus increasing the levels of synaptic GABA. Abnormalities in GABA neurotransmission have been implicated in the pathophysiology of a variety of disorders, including epilepsy and anxiety. GABITRIL is indicated as adjunctive therapy in adults and children 12 years and older in the treatment of partial seizures. In clinical trials, GABITRIL was well tolerated with the most common adverse events being mild to moderate in severity.  The most common adverse events were dizziness, asthenia (weakness), somnolence, nausea, nervousness, tremor, abdominal pain, and impaired concentration.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain.

Cephalon currently employs more than 1,600 people in the United States and Europe.  U.S. sites include the company’s headquarters in West Chester, Pennsylvania, and offices and manufacturing facilities in Salt Lake City, Utah.  Cephalon’s major European offices are located in Guildford, England, Martinsried, Germany, and Maisons-Alfort, France.

The company currently markets three proprietary products in the United States:  PROVIGIL® (modafinil) Tablets [C-IV], GABITRIL and ACTIQ® (oral transmucosal fentanyl citrate) [C-II] and more than 20 products internationally.  Further information about Cephalon and full prescribing information on its U.S. products is available at www.cephalon.com or by calling 1-800-896-5855.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements. Forward-looking statements provide Cephalon’s current expectations or forecasts of future events. These may include statements regarding anticipated scientific progress on its research programs, development of potential pharmaceutical products, including GABITRIL for anxiety disorders, interpretation of clinical results, including the GABITRIL Phase II results in GAD, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning. Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.

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